Exhibit (c)(3)

DANIEL

                                                       Daniel Industries, Inc.
                                                  9753 Pine Lake Drive (77055)
                                                                P.O. Box 19097
                                                          Houston, Texas 77224
                                                    Telephone:  (713) 467-6000
                                                    Facsimile:  (713) 827-4805



CONFIDENTIAL


April 1, 1999

Mr. James D. Switzer
Senior Vice President of Development
Emerson Electric Company
8000 W. Florissant
PO Box 4100
St. Louis, Missouri

Gentlemen:

               You have requested information (which is either non-public, confidential or proprietary in nature) from Daniel Industries, Inc. (the "Company"), in connection with your consideration of a possible transaction between the Company or its stockholders and you or your affiliated companies (collectively, "you"). In consideration for, and as a condition to, your being furnished such information, you agree to treat any information (whether prepared by the Company, its advisors or otherwise, and whether oral or written and regardless of the form in which such information may be initially or subsequently reflected) that is furnished to you or your representatives
(which term shall include your parents, subsidiaries, other affiliates, directors, officers, partners, employees, agents, advisors and others brought into the matter by you) by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information that (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy, or fiduciary duty of confidentiality, to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy, or fiduciary duty of confidentiality, to the Company or another party.

               You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company or its stockholders and you, will not be used in any way detrimental or disadvantageous to the Company or its stockholders, including competing in any way with activities carried on by the Company, and will not be disclosed but will be kept confidential by you and your representatives; provided, however, that (i) any of such information may be disclosed to your representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company or its stockholders and who shall be required by you to keep such information confidential and to be bound by the confidentiality provisions of this agreement to the same extent as if they were parties hereto and the names of whom shall be recorded by you and identified to the Company upon its request and (ii) any of such information may be disclosed if required by any United States or foreign law, including the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if and to the extent, in the written opinion of your counsel, who shall be reasonably satisfactory to the Company ("Counsel"), you are required to make such disclosure pursuant to any such law, provided that prior to any such disclosure pursuant to this clause (ii), you shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon. You will be responsible for any breach of this agreement by your representatives, but the Company shall be entitled to directly enforce the agreements of your representatives who are bound hereby and to cause you to enforce such agreements. You shall restrict the photocopying or other reproduction of the Evaluation Material to that which is necessary to provide copies to those persons authorized to have access to the Evaluation Material pursuant hereto and for those purposes authorized herein. You and your representatives shall use all reasonable and prudent efforts to protect and safeguard the Evaluation Material from misuse, loss, theft, publication or the like to at least the same extent as you protect and safeguard your own similar proprietary information and to ensure that your representatives who receive any of the Evaluation Material shall do likewise.

               You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning matters which are of the nature of those covered by this letter from, so long as such material information is non-public, (i) purchasing or selling securities of such issuer or (ii) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

               In the event that you or your representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, you agree to (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if disclosure of such information is required in the written opinion of Counsel, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates.

               In addition, without the prior written consent of the Company, you will not, and will cause your representatives not to, disclose to any person either the fact that the Evaluation Material has been made available or the fact that discussions or negotiations are taking place concerning a possible transaction between the Company or its stockholders and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except that disclosure of such information may be made if required by any United States or foreign law, including the Exchange Act, if and to the extent, in the written opinion of Counsel, you are required to make such disclosure pursuant to any such law, provided that prior to any such disclosure pursuant to this paragraph, you shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon.

               You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, until April 15, 2000, you and your affiliates (as defined in Rule 12b-2 under the Exchange
Act) will not (and you and they will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company,

               (i) acquire, or agree to acquire, offer, seek or propose to acquire (or request permission to do so or to make any proposal in such regards), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of the Company or any of the assets or businesses of the Company (except in transactions in the ordinary course of business) or any securities issued by the Company or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing, or

               (ii) seek or propose to influence or control in any manner the management or the policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or encourage or in any way participate in, directly or indirectly, the solicitation of, any proxies or consents with respect to any securities of the Company, or make any proposal or any public announcement with respect to any of the foregoing or request permission to do any of the foregoing with or without conditions, or

               (iii) seek or propose any recapitalization, restructuring or other extraordinary transaction with respect to the Company or any of its businesses, or

               (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or

               (v) take any action which might force the Company to make a public announcement regarding any of the foregoing.

You will be responsible for any breach of this agreement by your representatives, but the Company shall be entitled to directly enforce the agreements of your representatives, whom you agree you will cause to be bound hereby to the same extent as if they were parties hereto, and to cause you to enforce such agreements.

               Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your consideration, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use or contents of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material.

               At the request of the Company or in the event that you do not proceed with a transaction which is the subject of this letter, you and your representatives shall promptly redeliver to the Company all written Evaluation Material and, except for the materials referred to in the next succeeding sentence of this paragraph, any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors, agents or otherwise) and will not retain any copies, extracts or other reproductions (including any computer tapes or discs or oral reproductions) in whole or in part of such written material. All documents, memoranda, notes and other writings or materials whatsoever prepared by you or your representatives based on information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction; provided that such certification as to destruction of materials prepared by your representatives (other than your affiliates, directors, officers or employees) may be based on a certification to such effects from your representatives.

               Without the prior written consent of the Company, you further agree (i) that, prior to April 15, 2001, you and your representatives will not, directly or indirectly, solicit for employment any Employee who is now, and at the time of such solicitation is, employed by the Company or any affiliate of the Company, and (ii) that you and your representatives will not, directly or indirectly, solicit for employment any Employee who is now employed by the Company or any affiliate of the Company while any discussions or negotiations are pending between you and the Company with respect to a possible transaction contemplated hereby; provided that this restriction shall not prohibit any general solicitation of employment published in the newspaper or other public media. For purposes of the foregoing, an "Employee" shall mean any person with whom you had contact or who was otherwise identified directly or indirectly in the course of your review of the Company.

               It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of the Company's or your directors, officers, employees, agents, or any other representatives or advisors except for the matters specifically agreed to in this letter. You further agree that the Company shall have no obligation to authorize or pursue with you or any other party any transaction referred to in the first paragraph of this letter and you understand that the Company has not, as of the date hereof, authorized any such transaction. The agreements set forth in this letter may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreements.

               The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached. Therefore, you agree that the Company may, in addition to any other available remedy, obtain specific performance of this agreement and injunctive relief against any breach hereof. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND THE PARTIES HERETO CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS FOR ANY SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT AND WAIVE ALL OBJECTIONS TO SUCH JURISDICTION.

                                   Very truly yours,

                                   DANIEL INDUSTRIES, INC.


                                   By: /s/ R. C. Lassiter
                                       ------------------------------
                                       R. C. Lassiter
                                       Chairman of the Board and
                                         Chief Executive Officer









Confirmed and Agreed to:

EMERSON ELECTRIC COMPANY


By: /s/James D. Switzer
    --------------------------------
       James D. Switzer
  Senior Vice President of Development